Exhibit 99.1

MTM Technologies Receives $2 Million in Funding and Announces Financial Results for Third Fiscal Quarter of 2009 Ended December 31, 2008

  Columbia Partners increases its debt facility by $1 million
  Investor FirstMark lends $1 million
  Achieves Positive EBITDA of $617,000

STAMFORD, CT – February 13, 2009 – MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced financial results for its third fiscal quarter ended December 31, 2008 and receipt of additional funding to improve its working capital position.

Columbia Partners LLC, MTM’s existing secured debt facility lender, increased the existing debt amount by lending an additional $1.0 million. Columbia also agreed to ease certain financial covenants on a temporary basis.

MTM’s existing investor, FirstMark Capital (formerly Pequot), agreed to loan MTM an additional $1.0 million. Principal and interest are due in December 2009, with interest payable in cash or preferred stock at MTM’s option. In connection with the loan, FirstMark received warrants to purchase 137,931 shares of preferred stock at an exercise price of $0.725 per share.

MTM’s credit facility lender, GE Commercial Distribution Finance Corporation (“GE CDF”), also modified its agreement to ease certain financial covenants on a temporary basis and to allow MTM to proceed with the new funding.

Key Financial Highlights for Third Quarter of Fiscal Year 2009

  Positive EBITDA of $617,000;
  Gross Margin increased 2.5% over prior quarter;
  Selling, General & Administrative expenses, net of depreciation, amortization and stock-based compensation costs, decreased $1.6 million over the prior quarter.

Third Quarter Fiscal Year 2009 Results

Net revenue was $40.6 million for the quarter ended December 31, 2008, representing a decrease of 19% over the prior quarter and a decline of 31% over the comparable prior year period. Product revenue was $26.7 million or 66% of total revenue. Product revenue was down 26% as compared to the previous quarter and down 35% over the comparable prior year period. For the quarter, services revenue was $13.9 million, representing 34% of total revenue. Services revenue was down 2% as compared to the previous quarter and down 24% on a year-over-year basis.

Gross profit was $10.1 million for the third quarter of fiscal 2009, resulting in an overall gross margin of 24.9% . Gross margins increased 2.5% from the previous quarter and were up 0.8% as compared to the comparable prior year period. Product gross margin for the third quarter of fiscal 2009 was 17.1%, an increase of 0.7% as compared to the previous quarter and relatively flat as compared to the prior year’s quarter. Services gross margin was 39.9% in the third quarter of fiscal 2009, which was up 2.4% from the previous quarter and relatively flat as compared to the prior year’s quarter.

Selling, general and administrative expenses, excluding depreciation, amortization and stock-based compensation costs, were $9.5 million, a decrease of approximately $1.6 million over the prior quarter and a decrease of $3.0 million as compared to the same quarter in the prior year.

EBITDA for the third fiscal quarter ended December 31, 2008 was $617,000 as compared to a positive EBITDA of $52,000 in the previous quarter and $1.8 million in the third quarter of fiscal 2008.

Net loss available to common shareholders was $5.2 million, which includes $5.3 million of non-cash items related to depreciation, amortization, stock-based compensation, taxes, interest and preferred stock dividends, or $5.78 loss per share on a split-adjusted basis, for the quarter ended December 31, 2008, compared to a loss of $3.6 million, or $4.03 loss per share on a split adjusted basis, in the same quarter a year ago. Earnings per share take into account the one-for-fifteen reverse stock split that was completed on June 25, 2008.

Financial Outlook

As previously announced, given the uncertainties in the overall economy, MTM has withdrawn any previous financial guidance and is suspending future guidance.

Steve Stringer, President and Chief Executive Officer, said “While our third quarter top line was disappointing, we are pleased that we have remained EBITDA positive and maintained impressive product and service margins. We believe the additional financing and modifications by Columbia, GE CDF and FirstMark further demonstrate their support and belief in our business model even in this current global economic environment.”

Inquiries concerning this earnings press release and subsequent financial information can be made by contacting MTM at investorrelations@mtm.com.

MTM and MTM Technologies are trademarks of MTM Technologies, Inc. All other company and trademark names are the property of their respective owners.

Non-GAAP Financial Measures

MTM Technologies believes that EBITDA, which is not a recognized measure for financial presentation under United States generally accepted accounting principles (“GAAP”), provides investors and management with a useful supplemental measure of its operating performance because it more closely approximates the cash generating ability of the Company as compared to operating income (loss). EBITDA excludes the impact of interest, taxes, depreciation, amortization, stock based compensation and other expense. A table reconciling net loss calculated in accordance with GAAP to EBITDA is included in the financial statements in this release. EBITDA does not have any standardized definition and is therefore unlikely to be comparable to similar measures presented by other reporting companies.

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies. Partnered nationally with industry-leading technology providers such as Cisco Systems, Citrix, EMC, HP, and Microsoft, MTM Technologies offers comprehensive solutions in the areas of secure access, unified communications, consolidation, and virtualization. In addition, MTM Technologies provides a broad range of complementary managed service offerings, including system monitoring and management, security management, IP telephony management, and IT helpdesk support. The lifecycle approach also includes IT architecture consulting, IT staff augmentation and training services. For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Except for the historical information herein, the matters discussed in this release include forward-looking statements. In particular, the forward-looking statements contained in this release include statements about future financial and operating results. When used in this press release, the words: believes, intends, plans, anticipates, expects, estimates, and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially which include, but are not limited to, the following: a significant portion of the company’s quarterly sales are concluded in the last month of the fiscal quarter; the Company’s key strategic relationships; the length of sales and delivery cycles; the risk of obtaining financing and complying with our lenders’ financial covenants; the timing, cost and success or failure of current and new product and service introductions; and other risks affecting MTM’s businesses generally and as set forth in MTM’s most recent filings with the Securities and Exchange Commission. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. MTM is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net revenues:
Products	$26,730	$40,873	$96,599	$134,512
Services	13,863	18,348	42,110	54,028
Total net revenues	40,593	59,221	138,709	188,540
Costs and expenses:
Cost of products sold	22,147	33,928	80,525	113,462
Cost of services provided	8,331	11,003	25,339	32,182
Selling, general and administrative expenses	11,730	14,965	39,176	47,649
Total costs and expenses	42,208	59,896	145,040	193,293

Operating loss	(1,615)	(675)	(6,331)	(4,753)
Interest expense, net & other income	(2,153)	(1,486)	(8,027)	(4,450)

Loss before income tax provision	(3,768)	(2,161)	(14,358)	(9,203)
Provision for income taxes	220	237	681	436

Net loss	$(3,988)	$(2,398)	$(15,039)	$(9,639)
Preferred stock dividend	1,241	1,172	3,654	3,336
Net loss available to common shareholders	$(5,229)	$(3,570)	$(18,693)	$(12,975)
Net loss per common share:
Basic and Diluted	$(5.78)	$(4.03)	$(20.77)	$(15.07)

Weighted average number of common shares outstanding:
Basic and Diluted	905	886	900	861

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	March 31,
	2008	2008
ASSETS	(Unaudited)

Current assets:
Cash	$1,500	$3,210
Accounts receivable - trade, net of allowance of $855 and $974, respectively	32,688	42,207
Inventories	376	576
Prepaid expenses and other current assets	4,884	5,958
Total current assets	39,448	51,951

Property and equipment, net	7,307	10,813
Goodwill	69,960	69,960
Intangible assets, net	1,027	1,783
Other assets	730	968
TOTAL ASSETS	$118,472	$135,475

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Secured revolving credit facilities	$6,276	$8,100
Inventory financing agreements	11,332	15,801
Related party note payable	5,816	2,431
Accounts payable	11,427	18,603
Accrued expenses	2,182	4,225
Deferred revenue	4,607	5,734
Current portion of capital lease obligations	169	383
Total current liabilities	41,809	55,277

Secured promissory note	26,982	23,578
Long-term accrued interest on secured promissory note	12,234	6,538
Other long-term liabilities	3,319	3,135
Total liabilities	84,344	88,528

Shareholders' equity:
Series A preferred stock, $.001 par value; 42,780,000 and 39,300,000 shares authorized; issued and outstanding 31,369,986 and 29,569,259 shares at December 31, 2008 and March 31, 2008, respectively	71,310	66,515
Common stock, $.001 par value; 150,000,000 shares authorized;
issued and outstanding 905,071 and 890,228 shares, respectively	1	1
Additional paid-in capital	51,576	54,151
Accumulated deficit	(88,759)	(73,720)
Total shareholders' equity	34,128	46,947
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$118,472	$135,475

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
EBITDA Reconciliation

	Three Months Ended		Nine Months Ended
	December 31		December 31
(in thousands)	2008	2007	2008	2007

EBITDA	$617	$1,800	$421	$3,510
Depreciation and amortization	1,980	2,184	5,920	7,352
Interest expense	2,153	1,486	8,027	4,450
Stock based compensation	252	291	832	911
Income taxes	220	237	681	436

Net loss	$(3,988)	$(2,398)	$(15,039)	$(9,639)

Contact:

MTM Technologies, Inc.
J.W. (Jay) Braukman, III
Chief Financial Officer
203-975-3700
investorrelations@mtm.com